EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 26th day of January 2004 ("Commencement Date"), by and among Eagle Bancorp, Inc., a Maryland corporation ("EBI"), EagleBank, a Maryland corporation ("EagleBank") and Michael T. Flynn ("Flynn"). EBI and EagleBank are hereinafter sometimes referred to individually and together as "Eagle."

                                     RECITAL
                                     -------

     Eagle desires to retain Flynn as the President and Chief Executive Officer of EagleBank and as the Executive Vice President of EBI and Flynn desires to accept such employment, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the recital, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

         1. Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

                  1.1 "Commencement Date" means the date first written above.

                  1.2 "Bank Regulatory Agency" means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any state or other political subdivision of any of them having jurisdiction over Eagle or any transaction contemplated, undertaken or proposed to be undertaken by Eagle, including, but not necessarily limited to:

                  (a) the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

                  (b) the Federal Reserve System, the Comptroller of the Currency, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner's office;

                  (c) any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

                  (d) any predecessor, successor or assignee of any of the foregoing.

                  1.3   "Bank Board" means the Board of Directors of EagleBank.

                  1.4 "Bank Bylaws" means the Bylaws of EagleBank as in effect from time to time.

                  1.5   "Chairman" means the Chairman of the Board of EagleBank.

                  1.6 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.7   "EBI Board" means the Board of Directors of EBI.

                  1.8 "EBI Bylaws" means the Bylaws of EBI as in effect from time to time.

                  1.9 "Person" means any individual, firm, association, partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.
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         2.       Employment; Term.

                  2.1 Position. Eagle hereby employs Flynn to serve as the President and Chief Executive Officer of EagleBank and as the Executive Vice President of EBI. Flynn shall also be a member of the Bank Board and the EBI Board, subject to election by the shareholders of EagleBank and EBI, as the case may be, in accordance with the Bank Bylaws and the EBI Bylaws, as applicable.

                  2.2 Term. The term of this Agreement and Flynn's employment hereunder shall commence with the Commencement Date and continue until January 31, 2007 (the "Term"), unless sooner terminated in accordance with the provisions of this Agreement. Eagle and Flynn agree that at any time after January 31, 2006, they will, upon request by the other party, enter into timely, good faith negotiations with respect to the renewal of the Agreement upon the expiration of the Term.

                  2.3 Commencement Date/Bonus. This Agreement shall be null and void in the event that Flynn does not commence full-time employment with Eagle on or before March 1, 2004. In the event that Flynn commences full-time employment with Eagle on or before February 1, 2004, Eagle shall, within thirty (30) days of such commencement, pay Flynn a "Signing Bonus" in the amount of $36,000.00, less any amounts paid to Flynn as Salary for the period prior to February 1, 2004.

                  2.4 No Conflicting Agreements. Flynn represents and warrants that his performance hereunder shall not conflict with any other agreements to which he was or is a party, including, but not limited to, an employment agreement with any prior employer.

         3.       Duties of Flynn.

                  3.1 Nature and Substance. With respect to EagleBank, Flynn shall report directly to the Chairman and shall be under the direction of the Chairman. With respect to EBI, Flynn shall report directly to the Chairman of the Board of EBI and to the President of EBI and shall be under the direction of them. The specific powers and duties of Flynn shall be established, determined and modified by and within the discretion of the Bank Board and the EBI Board, including (but not necessarily limited to):

                  (a) the coordination and leadership of the efforts of EagleBank to achieve and maintain any and all necessary and/or appropriate Bank Regulatory Agency approvals and permissions prerequisite to its successful continued operation, including coordination of the professional services of counsel, accountants and bank consultants;

                  (b) the preparation and presentation to the Bank Board of budgets and the adherence to those budgets approved by the Bank Board;

                  (c) the provision of such reports, updates and other data and information as may be reasonably required by Eagle and Bank Regulatory Agencies;

                  (d) subject to guidelines and/or criteria established by EagleBank, the hiring, promotion, supervision, retention and discharge of all EagleBank employees; as to executive officers of EagleBank at or above the level of Executive Vice President, Flynn shall be responsible for their supervision, and may make recommendations to the Bank Board with respect to their hiring, promotion and discharge;

                  (e) the formulation and implementation of EagleBank employee personnel policies and benefits, subject to approval by the Bank Board;


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                  (f) the promotion of the reputation and business of EagleBank within the community;

                  (g) the advancement of the business purposes of EagleBank, including, but not limited to, business development and customer, depositor and public relations;

                  (h) participation in and service upon such committees and subcommittees as may be directed by the Bank Board and/or the EBI Board, without additional compensation to that set forth herein below;

                  (i) supervision of the maintenance of the books and accounts and the supervision and maintenance of accounts payable and expenses of EagleBank and the reporting of the status thereof at each scheduled or called meeting of the Bank Board or any committee thereof; provided, however, that all expenditures on behalf of EagleBank shall be approved in accordance with the terms, conditions and procedures established by the Bank Board;

                  (j) such other duties of the President and Chief Executive Officer of EagleBank as may be enumerated in the Bank Bylaws and such other duties of Executive Vice President of EBI as may be enumerated in the EBI Bylaws; and

                  (k) such other duties and responsibilities as are normally incident to the subject positions of Flynn, including assisting, directing and/or supervising the operations and other employees of Eagle upon such terms, conditions, rules, policies and regulations as may be established by the Bank Board and/or the EBI Board from time to time.

                  3.2 Performance of Services. Flynn agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of Eagle and toward its successful operation. Flynn shall comply with all laws, statutes, ordinances, rules and regulations relating to his employment and duties. During the Term of this Agreement, Flynn shall not at any time or place directly or indirectly engage or agree to engage in any business or practice related to the banking business with or for any other Person to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement. Flynn agrees that while employed by Eagle he will not, without the prior written consent of the Bank Board and the EBI Board, engage, or obtain a financial or ownership interest, in any other business, employment, consulting or similar arrangement, or other undertaking (an "Outside Arrangement") if such Outside Arrangement would interfere with the satisfactory performance of Flynn's duties to Eagle, present a conflict of interest with Eagle, breach Flynn's duty of loyalty or fiduciary duties to Eagle, or otherwise conflict with the provisions of this Agreement; provided, however, that Flynn shall not be prevented from investing Flynn's assets in such form or manner as would not require any services on the part of Flynn in the operation or the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with Eagle. Flynn shall promptly notify the EBI Board and the Bank Board of any Outside Arrangement and provide Eagle with any written agreement in connection therewith.

         4. Compensation and Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, EagleBank shall pay to Flynn the following:

                  4.1 Salary. Beginning on the Commencement Date, Flynn shall be paid a salary ("Salary") of Two Hundred Twenty Thousand Dollars ($220,000.00) on an annualized basis. EagleBank shall pay Flynn's Salary in equal installments in accordance with EagleBank's regular payroll periods as may be set by EagleBank from time to time.


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                  Flynn's Salary shall be further reviewed for potential
                  increase by the Bank Board on an annual basis.

                  4.2 Bonus. EagleBank intends to implement a cash incentive bonus program commencing in fiscal year 2004 ("Senior Management Bonus Plan"). The Senior Management Bonus Plan is intended to cover the President, Executive Vice President and such other employees as EagleBank may determine to include. It is intended that payments under the Senior Management Bonus Plan will be based upon EagleBank's performance and individual officer performance, including achievement of performance thresholds, such as meeting or surpassing budget, ROAA, ROAE, growth and such other criteria as the Bank Board may deem appropriate.

                  4.3 Withholding. Payments of Salary and Senior Management Bonus Plan bonus shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

                  4.4 Vacation and Leave. Flynn shall be entitled to such vacation and leave as may be provided for under the current and future leave and vacation policies of EagleBank for executive officers.

                  4.5 Office Space. EagleBank will provide customary office space and office support to Flynn beginning on the Commencement Date.

                  4.6 Car Allowance. EagleBank will pay Flynn a monthly car allowance of Seven Hundred Fifty Dollars ($750.00).

                  4.7 Non-Life Insurance. EagleBank will provide Flynn with group health, disability and other insurance as EagleBank may determine appropriate for all employees of EagleBank.

                  4.8 Life Insurance.

                  4.8.1 EagleBank will obtain, and maintain at all times while this Agreement is in effect, a term life insurance policy (the "Policy") on Flynn in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00), the particular product and carrier to be chosen by EagleBank in its discretion. Flynn shall have the right to designate the beneficiary of the Policy. EagleBank will pay the premium for the Policy. In the event Flynn is rated and the premium exceeds the standard rate, the Policy amount shall be lowered to the maximum amount that can be purchased at the standard rate for a Seven Hundred Fifty Thousand Dollar ($750,000.00) policy. For example, if Flynn is rated and the standard rate for a Seven Hundred Fifty Thousand Dollar ($750,000.00) policy would acquire a Six Hundred Thousand Dollar ($600,000.00) policy, EagleBank would only be required to purchase the Six Hundred Thousand Dollar ($600,000.00) policy.

                  4.8.2 EagleBank may, at its cost, obtain and maintain "key-man" life insurance and/or Bank-Owned Life Insurance on Flynn in such amount as determined by the Bank Board from time to time. Flynn agrees to cooperate fully and to take all actions reasonably required by EagleBank in connection with such insurance.

                  4.9 Expenses. EagleBank shall promptly upon presentation of proper expense reports therefor reimburse Flynn, in accordance with the policies and procedures established from time to time by EagleBank for its senior executive officers, for all reasonable and customary travel (other than local use of an automobile for which Flynn is being provided the car allowance) and other out-of-pocket expenses incurred by Flynn in the performance of his duties and responsibilities under this Agreement and promoting the


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                  business of EagleBank, including appropriate membership fees, dues and the cost of attending meetings and conventions.

                  4.10 Retirement Plans. Flynn shall be entitled to participate in any and all qualified pension or other retirement plans of EagleBank which may be applicable to executive personnel of EagleBank.

                  4.11 Warrants. Flynn shall be issued warrants or options to acquire shares of EBI stock from time to time at the discretion of the EBI Board following a recommendation by the Bank Board. In that regard, it is acknowledged that concurrent with the execution of this Agreement Flynn will be granted stock options for fifteen thousand (15,000) shares in accordance with the EBI 1998 Stock Option Plan, which shall vest immediately. Additional options may be granted during the term of this Agreement. It is intended that Flynn's annual target level of additional options is five thousand (5,000) shares, subject to achievement of annual budget or other goals, EagleBank performance and such other criteria as the EBI Board may deem appropriate. It is intended that the number of options awarded will increase if the actual performance exceeds annual budget, other goals, EagleBank performance or other criteria as set by the Bank Board.

                  4.12 Other Benefits. While this Agreement is in effect, Flynn shall be entitled to all other benefits that EagleBank provides from time to time to its senior executive officers, including, but not limited to, any stock option plan and other incentive plans.

                  4.13 Eligibility. Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company.

         5.       Conditions Subsequent to Continued Operation and Effect of
                  Agreement.

                  5.1 Continued Approval by Bank Regulatory Agencies. This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and Eagle's continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of Eagle. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement will be amended by such deletions, additions or modifications as may be necessary or appropriate to bring this Agreement into compliance. In the event that this Agreement cannot be amended in a manner to bring it into compliance, and provided that the non-compliance is due to an act or omission of Flynn (that occurred either during or prior to his employment with Eagle), Eagle may terminate Flynn's employment.

         6. Termination of Agreement. Flynn's employment may be terminated prior to expiration of the Term as provided below. (For purposes of this Article 6 and Article 5) termination of Flynn's employment shall include termination of his membership on the Bank Board and the EBI Board.

                  6.1 Definition of Cause. For purposes of this Agreement, "Cause" means:

                           (a) any act of theft, fraud, intentional misrepresentation or similar conduct by Flynn in connection with or associated with the services rendered by Flynn to Eagle under this Agreement;


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                           (b) any Bank Regulatory Agency action or proceeding
                           against Flynn as a result of his negligence, fraud, malfeasance or misconduct;

                           (c) material failure of EagleBank to achieve budget requirements, performance standards or targets established annually by the Bank Board, where such failure is not the result of economic conditions or lack of appropriate effort and/or due diligence by Flynn; or

                           (d) any of the following conduct on the part of Flynn that Flynn has not corrected or cured within thirty
                           (30) days after having received written notice from Eagle detailing and describing such conduct:

                                    (i)   the use of drugs, alcohol or other
                                          substances by Flynn to an extent which
                                          materially interferes with or prevents
                                          Flynn from performing Flynn's duties
                                          under this Agreement;

                                    (ii)  failure by or the inability of Flynn
                                          to devote full time, attention and
                                          energy to the performance of Flynn's
                                          duties pursuant to this Agreement
                                          (other than by reason of his death,
                                          illness or disability);

                                    (iii) intentional material failure by Flynn
                                          to carry out the explicit lawful and
                                          reasonable directions, instructions,
                                          policies, rules, regulations or
                                          decisions of the Bank Board or the EBI
                                          Board which are consistent with his
                                          position as President and Chief
                                          Executive Officer of EagleBank and/or
                                          his position as Executive Vice
                                          President of EBI; or

                                    (iv)  willful or intentional misconduct on
                                          the part of Flynn that results in
                                          substantial injury to Eagle or any of
                                          its parent, subsidiaries or
                                          affiliates.

                  6.2 Termination by Eagle.

                           6.2.1 For Cause. Eagle shall have the right to terminate Flynn's employment for Cause immediately on written notice, with Flynn's compensation and benefits ceasing as of Flynn's last day of employment, provided, however, that Flynn shall be entitled to benefits through the last day of employment and accrued compensation to that date.

                           6.2.2 Without Cause. Eagle shall have the right to terminate Flynn's employment at any time on written notice without Cause for any or no reason, with Flynn's compensation and benefits ceasing as of Flynn's last day of employment, subject to the provisions of Section 6.4. and Article 8.

                  6.3 Termination by Flynn. Flynn shall have the right to terminate his employment at any time on sixty (60) days prior written notice to the Bank Board, with Flynn's compensation and benefits ceasing as of Flynn's last day of employment, provided, however, that Flynn shall be entitled to benefits through the last day of employment and accrued compensation to that date.

                  6.4 Severance. Except as set forth below, if Flynn's employment with Eagle is terminated by Eagle or its successors during the Term without Cause, EagleBank shall, for the balance of the Term, continue to pay Flynn, in the manner set forth below, Flynn's Salary


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                  at the rate being paid as of the date of termination plus the unpaid portion of any Senior Management Bonus Plan bonus previously approved as provided in Section 4.2; provided, however, that Flynn shall not be entitled to any such payments of Salary if (i) his employment is terminated due to his death or long-term disability, or (ii) Flynn's employment is terminated pursuant to Section 5.1, or (iii) there is a Change in Control Termination (as defined in Section 8.2). Any Salary and Senior Management Bonus Plan bonus due Flynn pursuant to this Section 6.4 shall be paid to Flynn in installments on the same schedule as Flynn was paid immediately prior to the date of termination, each installment to be the same amount Flynn would have been paid under this Agreement if he had not been terminated. In the event Flynn breaches any provision of
                  Article 7 of this Agreement, Flynn's entitlement to any Salary or Senior Management Bonus Plan bonus payable pursuant to this
                  Section 6.4, if and to the extent not yet paid, shall thereupon immediately cease and terminate.

         7.       Confidentiality; Non-Competition; Non-Interference.

                  7.1 Confidential Information. Flynn, during employment by Eagle, will have access to and become familiar with various confidential and proprietary information of Eagle, its parent, subsidiaries and/or affiliates and/or relating to the business of Eagle, its parent, subsidiaries and/or affiliates ("Confidential Information"), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of Eagle, its parent, subsidiaries and/or affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

                  7.2 Nondisclosure. Flynn hereby covenants and agrees that Flynn shall not at any time, directly or indirectly, disclose, divulge, reveal, report, publish, or transfer any Confidential Information to any Person, or use Confidential Information in any way or for any purpose, except as required in the course of Flynn's employment by Eagle. The covenant set forth in this
                  Section 7.2 shall not apply to information now known by the public or which becomes known generally to the public (other than as a result of a breach of this Article 7 by Flynn) or information that is customarily shown or disclosed. Flynn further covenants and agrees that Flynn shall not at any time, directly or indirectly, disclose to any Person, including but not limited to any other employee of EBI or Eagle, any of the terms of this Agreement.

                  7.3 Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, "Documents"), whether prepared by Flynn, or otherwise provided to or coming into the possession of Flynn, that contain any proprietary information about or pertaining or relating to Eagle, its parent, subsidiaries and/or affiliates and/or their businesses ("Eagle Information") shall at all times remain their exclusive property. Promptly after a request by Eagle or the termination of Flynn's employment, Flynn shall take reasonable efforts to (i) return to Eagle all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks containing or embodying any Document or Eagle Information and (ii) purge and destroy all Documents and Eagle Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Chairman of the Board of EBI or the Chairman, and Flynn shall not retain in any tangible form any such Document or any summary, compilation, synopsis or abstract of any Document or Eagle Information.


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                  7.4 Non-Competition.

                           7.4.1 Flynn hereby acknowledges and agrees that, during the course of employment by Eagle, Flynn will become familiar with and involved in all aspects of the business and operations of Eagle. Flynn hereby covenants and agrees that from the Commencement Date until the earlier to occur of (a) the date one hundred eighty (180) days after Flynn's last day of employment with Eagle or (b) January 31 2007, Flynn will not at any time (except for Eagle), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or otherwise) render any services to a bank or savings and loan or a holding company of a bank or savings and loan (in any case, a "Bank") with respect to any Bank office, branch or other facility (in any case, a "Branch") that is located within a thirty-five (35) mile radius of the location of Eagle's headquarters on the date hereof (including, without limitation, being involved in any manner in the operations of or having any responsibilities with respect to any Branch).

                           7.4.2 This Section 7.4 shall not apply if prior to January 31, 2007, there is a (i) merger or consolidation of EagleBank with a third party in which EagleBank is not the survivor, (ii) sale of a controlling interest in EagleBank to a third party or
                           (iii) a sale of all or substantially all of the business or assets of EagleBank to a third party, and this Agreement is not assigned to such third party or Flynn's employment hereunder is otherwise terminated by such third party in connection with such merger, consolidation or sale. Further, mere ownership of less than two percent (2%) of the securities of any publicly held corporation shall not constitute a violation of this Section.

                  7.5 Non-Interference. Flynn hereby covenants and agrees that during his employment, and for a period of twelve (12) months after Flynn's last date of employment with Eagle, Flynn will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or any other capacity), induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, Eagle or any of its parent, subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with Eagle and/or any such parent, subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship, nor will Flynn otherwise solicit any customer or employee of Eagle on behalf of himself or any other Person.

                  7.6 Injunction. In the event of any breach or threatened or attempted breach of this Article 7 by Flynn, Eagle shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Flynn and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement.

                  7.7 Reasonableness.

                           7.7.1 Flynn has carefully read and considered the provisions of this Article 7 and, having done so, agrees that the restrictions and agreements set forth in this Article 7 are fair and reasonable and are reasonably required for the protection of the interests of Eagle and its business, shareholders, directors, officers and


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                           employees. Flynn further agrees that the restrictions
                           set forth in this Agreement will not impair or unreasonably restrain Flynn's ability to earn a livelihood.

                           7.7.2 If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 7 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

         8.       Change in Control.

                  8.1 Definition. "Change in Control" means and shall be deemed to have occurred if:

                  (a) there shall be consummated any consolidation or merger of EBI in which EBI is not the continuing or surviving corporation or pursuant to which shares of EBI's capital stock are converted into cash, securities or other property other than a consolidation or merger of EBI in which the holders of EBI's voting stock immediately before the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock of the surviving corporation, or any sale of all or substantially all of the assets of EBI;

                  (b) any person (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall after the Commencement Date become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of EBI representing fifty-one percent (51%) or more of the voting power of then all outstanding securities of EBI entitled to vote generally in the election of directors of EBI (including, without limitation, any securities of EBI that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person); or

                  (c) individuals who at the Commencement Date constitute the entire EBI Board and any new directors whose election by the EBI Board, or whose nomination for election by EBI's stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the Commencement Date or whose election or nomination for election shall have been so approved, shall cease for any reason to constitute at least a majority of the EBI Board.

                  8.2 Change in Control Termination. For purposes of this Agreement, a "Change in Control Termination" means that while this Agreement is in effect:

                  (a) Flynn's employment with EagleBank is terminated without Cause within one hundred twenty (120) days immediately (i) prior to and in conjunction with a Change in Control or (ii) following consummation of a Change in Control; or

                  (b) Flynn is notified within one hundred twenty (120) days immediately prior to or immediately following consummation of a Change in Control that, as a result of the Change in Control, he will not be continued in a comparable position (with comparable compensation and benefits) with EagleBank to the position Flynn holds at the time such notice is given if the notice is given prior to the Change in Control or, if the notice is given after a Change in Control, to the position Flynn held immediately prior to the Change in Control, and within fifteen (15) days after receiving such notification Flynn notifies EBI and EagleBank that he is terminating his employment due to such change in his employment, with his last day of employment to be mutually agreed to by EBI, Eaglebank and Flynn but which shall be not more than sixty (60) days after such notice is given by Flynn; or

                  (c) If at the expiration of the one hundred twenty (120) day period immediately following consummation of a Change in Control (the "Action Period") none of the events described in Sections 8.2(a) and 8.2(b) above have occurred, Flynn, within the thirty (30) day period immediately following the last day of the Action Period, notifies EBI and EagleBank that he is terminating his employment due to the Change in Control, with his last day of employment to be mutually agreed to by EBI, EagleBank and Flynn but which shall be not more than sixty
                  (60) days after such notice is given by Flynn.

                  8.3 Change in Control Payment. If there is a Change in Control Termination, Flynn shall be paid a lump-sum cash payment (the "Change Payment") by EagleBank equal to 2.99 times Flynn's Salary at the highest rate in effect during the twelve (12) month period immediately preceding his last day of employment, such Change Payment to be made to Flynn within forty-five (45) days after his last day of employment.

         9. Assignability. Flynn shall have no right to assign this Agreement or any of Flynn's rights or obligations hereunder to another party or parties.,

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof.

         11. Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given
         (1) when hand delivered to the other party, or (2) when received when sent by facsimile at the address or number set forth below provided however, that notices given by facsimile shall not be effective unless either a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office first-class postage prepaid and addressed to the parties as set forth below, or the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this Article; additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a non-business day; or (3) three (3) business days after the same have been deposited in a United States post office with first-class certified mail, return receipt, postage prepaid and addressed to the parties as set forth below; or (4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party received a confirmation of delivery from the delivery service provider. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

                  To:      Michael T. Flynn
                           10221 Chapel Road
                           Potomac, MD 20854
                           Facsimile: 301/299-0646

                  To:      EBI and EagleBank
                           C/O Ronald D. Paul
                           7815 Woodmont Ave.
                           Bethesda, MD 20814
                           Facsimile:  301/986-8529
                  cc:      Fred S. Sommer, Esquire
                           Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
                           11921 Rockville Pike, Third Floor
                           Rockville, MD  20852
                           Facsimile: 301/230-2891

         12. Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Flynn by Eagle, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

         13. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         14. Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement had been executed with the illegal, invalid or unenforceable portion thereof eliminated.

         15. Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

         16. Gender and Tense. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

         17. Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, Eagle, its successors and assigns, and Flynn and his heirs, executors, administrators, and personal and legal representatives.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

         EAGLEBANK

         By:
             -------------------------------

         Title:
                ----------------------------

         Date:
               -----------------------------

         EAGLE BANCORP, INC.


         By:
             -------------------------------

         Title:
                ----------------------------

         Date:
               -----------------------------


         MICHAEL T. FLYNN

         -----------------------------------
         Michael T. Flynn


         Date:
               -----------------------------